SUPER VISION INTERNATIONAL, INC.

8210 PRESIDENTS DRIVE

ORLANDO, FLORIDA 32809

PROXY STATEMENT

RELATING TO THE ANNUAL MEETING

OF STOCKHOLDERS TO BE HELD MAY 16, 2003

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

☐	Preliminary Proxy Statement	☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

SUPER VISION INTERNATIONAL, INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement if other than Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

SUPER VISION INTERNATIONAL, INC.

8210 Presidents Drive

Orlando, Florida 32809

April 16, 2003

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Super Vision International, Inc. The Annual Meeting will be held at the principal executive offices of Super Vision International, Inc. at 8210 Presidents Drive, Orlando, Florida 32809, on Friday, the 16th day of May, 2003, at 10:00 a.m. Eastern Time, and thereafter as it may from time to time be adjourned.

Details of the business to be conducted at the Annual Meeting are given in the attached Notice of Annual Meeting and Proxy Statement.

Your vote is important. Whether or not you attend the Annual Meeting, please complete, sign, date and promptly return the enclosed proxy card in the enclosed postage-paid envelope. If you decide to attend the Annual Meeting and vote in person, you may do so.

On behalf of the Board of Directors, I would like to express our appreciation for your continued interest in the affairs of the Company.

We look forward to seeing you at the Annual Meeting.

Sincerely,

/s/ BRETT M. KINGSTONE
Brett Kingstone, Chairman of the Board, President and Chief Executive Officer

SUPER VISION INTERNATIONAL, INC.

NOTICE OF

2003 ANNUAL MEETING OF STOCKHOLDERS

AND

PROXY STATEMENT

Date:	May 16, 2003
Time:	10:00 a.m.
Place:	Super Vision International Inc. 8210 Presidents Drive Orlando, Florida 32809

Dear Stockholders:

At our Annual Meeting, we will ask you to:

•	Elect five directors to the Board of Directors;

•	Ratify the selection of Gallogly, Fernandez & Riley, LLP as our independent public accountants for the year ending December 31, 2003; and

•	Transact any other business that may properly be presented at the Annual Meeting.

RECORD DATE

If you were a stockholder of record at the close of business on April 15, 2003, you are entitled to notice of and to vote at the Annual Meeting. A list of stockholders entitled to vote at the meeting will be available during business hours for ten days prior to the Annual Meeting at our offices, 8210 Presidents Drive, Orlando, Florida 32809, for examination by any stockholder for any purpose germane to the meeting.

PROOF OF OWNERSHIP

Attendance at the Annual Meeting will be limited to stockholders of record or their authorized representative by proxy. If your shares are held through an intermediary, such as a bank or broker, you must present proof of your ownership of Super Vision shares at the Annual Meeting. Proof of ownership could include a proxy from the intermediary or a copy of your account statement, which confirms your beneficial ownership of Super Vision shares.

By order of the Board of Directors,

/s/ BRETT M. KINGSTONE
Brett Kingstone Chairman of the Board, President and Chief Executive Officer

April 16, 2003

PROXY STATEMENT FOR THE

SUPER VISION INTERNATIONAL, INC.

2003 ANNUAL MEETING OF STOCKHOLDERS

Information About The Annual Meeting and Voting

Why Did You Send Me this Proxy Statement?

The Board of Directors of Super Vision International, Inc. sent you this Proxy Statement and the enclosed proxy card because the Board is soliciting your proxy to vote at the 2003 Annual Meeting of Stockholders. This Proxy Statement summarizes the information you need to know to vote intelligently at the Annual Meeting. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply complete, sign and return the enclosed proxy card.

We will begin sending this Proxy Statement, the attached Notice of Annual Meeting and the enclosed proxy card on or about April 16, 2003 to all stockholders entitled to vote. Stockholders who owned Super Vision common stock at the close of business on April 15, 2003 are entitled to vote. Effective April 15, 2003, there were 2,056,980 shares of Super Vision Class A common stock and 483,264 shares of Super Vision Class B common stock outstanding. Common stock (including both Class A and Class B) is our only class of voting stock. In this Proxy Statement, unless the context otherwise requires, “Super Vision,” “we,” “our,” “us,” the “company” and similar expressions refer to Super Vision International, Inc., a Delaware corporation.

We are also sending along with this Proxy Statement, the Company’s Annual Report on Form 10-KSB which includes our Financial Statements. The Annual Report is not to be regarded as proxy solicitation material.

How Many Votes Do I Have?

Each share of Class A common stock that you own entitles you to one vote for each matter to be acted upon at the Annual Meeting. Each share of Class B common stock that you own entitles you to five votes for each matter to be acted upon at the Annual Meeting. The proxy card enclosed herewith indicates the number of Super Vision shares of each class of common stock that you own.

How Do I Vote by Proxy?

Whether you plan to attend the Annual Meeting or not, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the Annual Meeting and vote.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (the individual named on your proxy card) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will vote your shares as recommended by the Board of Directors, as follows:

•	“FOR” the election of all five nominees for director; and

•	“FOR” the ratification of Gallogly, Fernandez & Riley LLP as independent auditors for 2003.

If any other matter is presented, your proxy will vote in accordance with his or her best judgment. At the time this Proxy Statement went to press, we knew of no matters which needed to be acted on at the Annual Meeting, other than those discussed in this Proxy Statement.

May I Revoke My Proxy?

If you give a proxy, you may revoke it at any time before it is exercised. You may revoke your proxy in any one of three ways:

•	You may send in another proxy with a later date; . You may notify Super Vision’s Secretary in writing before the Annual Meeting that you have revoked your proxy; or

•	You may vote in person at the Annual Meeting.

How Do I Vote in Person?

If you plan to attend the Annual Meeting and vote in person, we will give you a ballot when you arrive. However, if your shares are held in the name of your broker, bank or other nominee, you must bring an account statement or letter from the nominee indicating that you were the beneficial owner of the shares on April 15, 2003, the record date for voting.

What Vote Is Required to Approve Each Proposal?

Proposal 1: Elect Five Directors

The five nominees for director who receive the most votes (a “plurality” as required by Delaware law) will be elected. So, if you do not vote for a particular nominee, or you indicate “withhold authority to vote” for a particular nominee on your proxy card, your vote will not count either “for” or “against” the nominee. A “broker non-vote” (i.e., when a broker does not have authority to vote on a specific issue) will also have no effect on the outcome since only a plurality of votes actually cast is required to elect a director.

Proposal 2: Ratify Selection of Auditors

The affirmative vote of a majority of the shares present in person or by proxy at the Annual Meeting is required to ratify the selection of independent auditors. Shares represented by proxy which are marked “abstain” will have the effect of a vote against Proposal 2. A broker non-vote will not have the effect of a vote against Proposal 2, since broker non-votes are considered “not entitled to vote” on that matter.

Quorum; The Effect of Broker Non-Votes and Abstentions

A majority of the outstanding shares of Class A and Class B common stock represented in person or by proxy will constitute a quorum. Your broker is not entitled to vote on a proposal unless it receives instructions from you. Even if your broker does not vote your shares on a proposal, such broker non-votes will count as shares present for purposes of determining the presence or absence of a quorum for the transaction of business. Similarly, abstentions are also counted for determining if a quorum is present.

Is Voting Confidential?

As a matter of policy, proxies, ballots and voting tabulations that identify individual stockholders are held confidential by Super Vision. That information is available for examination only by the inspectors of election who are employees appointed to tabulate the votes. The identity of the vote of any stockholder is not disclosed except as may be necessary to meet legal requirements.

What Are the Costs of Soliciting the Proxies?

Super Vision pays the cost of preparing, assembling and mailing this proxy- soliciting material. In addition to the use of the mail, proxies may be solicited personally, by telephone or telegraph by Super Vision officers and employees without additional compensation. Super Vision pays all costs of solicitation, including certain expenses of brokers and nominees who mail proxy material to their customers or principals.

Information About Super Vision International, Inc. Common Stock Ownership

How Much Stock is Owned By Directors, Executive Officers and At Least 5% Stockholders?

The following table shows, as of April 15, 2003, (a) all persons we know to be “beneficial owners” of more than five percent of the outstanding common stock of Super Vision, and (b) the common stock owned beneficially by Super Vision directors and named executive officers and all executive officers and directors as a group. Each person has sole voting and sole investment power with respect to the shares shown, except as noted.

	Shares Beneficially Owned(2)
Beneficial Owners (1)	Number		Percent Ownership		Total Voting Power
	Class A	Class B	Class A	Class B
Brett M. Kingstone(3)	352,387	483,264	14.65%	100%	57.41%
Kingstone Family Ltd Partnership II(4)	291,387	483,264	12.42%	100%	56.85%
Edgar Protiva(5)	15,498	*	*	*	*
Brian McCann(6)	13,000	*	*	*	*
Anthony Castor III(6)	12,000	*	*	*	*
Fritz Zeck(6)	9,000	*	*	*	*
Hayward Industries, Inc.(7)	399,168	*	18.09%	*	8.63%
Cooper Lighting, Inc. (8)	250,369	*	12.17%	*	5.60%
All executive officers and directors as a group (6 persons) (9)	401,885	483,264	16.38%	100%	57.86%

* Represents a percentage of beneficial ownership that is less than 1%.

(1) Unless otherwise stated, the address for all persons listed above is Super Vision International, Inc., 8210 Presidents Drive, Orlando, Florida 32809.

(2) “Beneficial ownership” is a technical term broadly defined by the Securities and Exchange Commission to mean more than ownership in the usual sense. For example, you “beneficially” own Super Vision common stock not only if you hold it directly, but also if you indirectly (through a relationship, a position as a director or trustee, or a contract or understanding) have or share the power to vote the stock, or to sell it, or if you have the right to acquire it within 60 days. The percent of shares beneficially owned as of April 15, 2003 was calculated based upon 2,540,244 outstanding shares, consisting of 2,056,980 shares of Class A and 483,264 shares of Class B common stock.

(3) This amount includes the following shares owned by the Kingstone Family Limited Partnership II (KFLPII), of which Mr. Kingstone controls and is the general partner: (i) 483,264 shares of Class B common stock; (ii) 289,187 shares of Class A common stock that may be acquired upon the exercise of warrants that were exercisable as of (or will become exercisable within 60 days after) April 15, 2003; and (iii) 2,200 shares Class A Common stock. In addition, this amount includes 60,000 shares of Class A common stock which may be acquired upon the exercise of options granted pursuant to the Company’s stock option plan.

(4) Kingstone Family Limited Partnership II (KFLPII) was formed in 1998 by Mr. Kingstone, and he is the general partner. KFLPII has granted Hayward Industries, Inc. an option to purchase up to 28,918 shares of Class A common stock that may be acquired upon exercise of the KFLPII warrants to purchase 289,187 shares of Class A common stock. These warrants granted to Hayward will vest only if the KFLPII fully or partially exercises the option to purchase 289,187 shares of Class A common stock. Similarly, KFLPII has granted Cooper Lighting, Inc. an option to purchase up to 28,918 shares of Class A common stock that may be exercised upon exercise of the KFLPII warrants to purchase 289,187 shares of Class A common stock. These warrants granted to Cooper will vest only if the KFLPII fully or partially exercises the option to purchase the 289,187 shares of Class A common stock.

(5) This amount includes 1,498 shares of Class A common stock. The balance of 14,000 shares of Class A common stock may be acquired upon the exercise of options granted for serving as a director of the Company that were exercisable as of April 15, 2003, or that will become exercisable within 60 days after April 15, 2003.

(6) All of these shares consist of Class A common stock that may be acquired upon the exercise of options granted for serving as a director of the Company that were exercisable as of April 15, 2003, or that will become exercisable within 60 days after April 15, 2003.

(7) The address of Hayward Industries, Inc. is 900 Fairmont Avenue, Elizabeth, New Jersey 07207. This amount represents shares of Class A common stock, and also includes 149,688 warrants to purchase Class A common stock that were exercisable as of April 15, 2003, or that will become exercisable within 60 days after April 15, 2003. However, this amount does not include up to 28,918 shares that maybe acquired upon exercise of the options owned by Hayward Industries described in footnote (4) above.

(8) The address of Cooper Industries, Inc. is 1121 Highway 74 South, Peachtree City, Georgia 30269. This amount represents shares of Class A common stock, but does not include 28,918 shares that may be acquired upon exercise of the options owned by Cooper Lighting Inc., in footnote (4) above.

(9) This amount includes shares that may be acquired upon exercise of options and warrants held by directors and executive officers of Super Vision that were exercisable as of April 15, 2003, or that will become exercisable within 60 days after April 15, 2003.

Information About Directors and Executive Officers

The Board of Directors

The Board of Directors oversees the business and affairs of Super Vision and monitors the performance of management. In accordance with corporate governance principles, the Board of Directors does not involve itself in day-to- day operations. The directors keep themselves informed through discussions with the Chairman of the Board, other key executives and our principal external advisors (legal counsel, outside auditors and other consultants), by reading reports and other materials that we send to them and by participating in Board and committee meetings.

The Board met four times during fiscal year 2002 and acted by unanimous written consent three times. Attendance at Board and committee meetings was at least 93% for each director.

The Committees of the Board

The Board had three permanent committees in fiscal year 2002: the Audit Committee, the Compensation Committee and the Stock Option Committee. There is not a permanent nominating committee.

The Audit Committee

The Audit Committee reviews and approves the audit reports rendered by the Company’s independent auditors and reviews the effectiveness of Super Vision’s internal accounting methods and procedures. The Audit Committee reports to the Board of Directors about such matters and recommends the selection of independent auditors. For fiscal year 2002, Messrs. Edgar Protiva and Anthony Castor served as members of the Audit Committee. The Audit Committee met four times during fiscal year 2002. All of the members of the Audit Committee are “independent” (as defined by Rule 4200 (a)(15) of the National Association of Securities Dealers’ listing standards. The Board of Directors has adopted a written charter for the audit committee.

The Compensation Committee

The Compensation Committee reviews and recommends compensation plans for the top 5 highest paid employees. The Compensation Committee reports to the Board of Directors about such matters and recommends the incentive plans for these employees. For fiscal year 2002, Messrs. Anthony Castor, Brian McCann and Fritz Zeck served as members of the Compensation Committee. The Compensation Committee met one time during fiscal year 2002, and held several informal discussions among members of the committee.

The Stock Option Committee

The Stock Option Committee administers Super Vision’s 1994 Stock Option Plan. For fiscal year 2002, Messrs. Edgar Protiva, and Brian McCann served as members of the Stock Option Committee. The Stock Option Committee met one time and took action by written consent eight times during fiscal year 2002.

How Do We Compensate Our Directors?

Meeting Fees and Expenses

We compensate directors who are not employees of Super Vision with an annual fee of $1,000 and an annual grant of 2,000 stock options for serving on our Board of Directors. For each Board or Committee meeting attended in person, directors receive $500. For meetings attended via telephone, directors receive $250. We reimburse all directors for travel and other related expenses incurred in attending stockholder, Board and committee meetings. We do not compensate our employees for service as a director. We do, however, reimburse them for travel and other related expenses.

Stock Awards

During fiscal year 2002, pursuant to the 1994 Stock Option Plan, we granted options to purchase 1,000 shares of Class A common stock to Messrs Robert Wexler, Edgar Protiva, Brian McCann, Anthony Castor, and Fritz Zeck, all directors of Super Vision at the time the options were granted. The options were granted on May 14, 2002 at an exercise price of $4.40 and vested on November 14, 2002.

The Executive Officers

Except for Dan Regalado, whose biography is provided below, the biographies of Super Vision’s executive officers and directors, are included under “Proposal 1: Elect Five Directors,” below at pages 12 through 14.

Danilo A. Regalado Chief Financial Officer, Chief Operating Officer Age 37

Mr. Regalado was hired in February, 2003 as the Company’s Chief Financial Officer (CFO) and Chief Operating Officer. From 2000 until joining Super Vision, he served as Director of Global Accounting and Finance for FARO Technologies, Inc., (Nasdaq:FARO) a manufacturer of market software and portable, computerized measurement devices. From 1991 to 2000, he held positions as Controller for a multi-industry conglomerate based in West Africa and subsequently CFO for North America for the US-based distribution operations of Swank International Manufacturing Co., leading optical manufacturing company based in Hong Kong. From 1986 to 1989, Mr. Regalado was an Audit Senior for the CPA firm Arthur Andersen, LLP based in Asia.

Did Directors, Executive Officers and Greater-Than-10% Stockholders Comply with Section 16(a) Beneficial Ownership Reporting in 2002?

Section 16(a) of the Securities Exchange Act of 1934 requires our directors, executive officers and greater-than-10% stockholders to file reports with the Securities and Exchange Commission on changes in their beneficial ownership of Super Vision common stock and to provide Super Vision with copies of the reports. Based solely on our review of these reports and of certifications furnished to us, we believe that all of these reporting persons complied with the filing requirements for fiscal year 2002.

How Do We Compensate Our Executive Officers?

The tables below show salaries and bonuses paid during the last three years, options granted in fiscal year 2002 and aggregate options exercised in fiscal year 2002 for our Chief Executive Officer and our Chief Financial Officer. Super Vision did not have any other executive officers or other employees serving at the end of fiscal 2002 whose total annual salary and bonus exceeded $100,000.

Summary Compensation Table

Annual compensation
	Year	Salary		Bonus		All other Compensation(1)
Brett M. Kingstone(2)	2002 2001 2000	$ $ $	125,577 135,462 131,192	$ $ $	1,361 12,368 8,010	$ $ $	12,000 15,122 16,176
Larry Calise(3)	2002 2001 2000	$ $ $	96,462 109,692 86,346	$ $ $	— 50 502	$ $ $	— 423 —

(1) Includes a monthly allowance of $1,000 for automobile and other related expenses as well as the vested portion of Super Vision’s 401(k) plan employer match.

(2) Mr. Kingstone is the President and Chief Executive Officer of Super Vision International, Inc., and the Chairman of its Board of Directors.

(3) Mr. Calise was the Chief Financial Officer of Super Vision International, Inc. through November 1, 2002

Employment Agreements

In January 1994, the Company entered into a three-year employment agreement with Brett Kingstone, Chairman of the Board, Chief Executive Officer and President of the Company. The agreement with Mr. Kingstone is renewable automatically for successive one year terms and provides for a base annual salary (subject to annual increases and bonuses at the discretion of the Board of Directors) and a monthly automobile allowance of $1,000.

In the event of termination of Mr. Kingstone’s agreement by the Company other than for cause, the Company has agreed to pay him severance in an amount equal to the annual base salary in effect for the balance of the term of the agreement plus six months. The agreement contains confidentiality and non- competition provisions.

The Company has no other employment agreements with its employees, although all employees sign confidentiality and non-competition agreements.

We have entered into indemnification agreements with certain of our directors and executive officers which provide that we will indemnify our directors and executive officers against expenses, judgments, penalties, fines and amounts paid in settlement actually and reasonably incurred by a director or executive officer in connection with any civil or criminal action or administrative proceeding arising out of the performance of his duties as an officer, director, employee or agent of our company. Aggregate Option Exercises During Fiscal Year 2002 and Year-End Option Values

None of the options held by the executive officers listed in the “Summary Compensation Table” above were exercised in fiscal year 2002. The following table shows information about the value of unexercised stock options at December 31, 2002 for the executive officers listed below.

AGGREGATE OPTION EXERCISES DURING FISCAL YEAR 2002 AND YEAR-END OPTION VALUES

	Number of Securities Under- lying Unexercised Options at December 31, 2002		Value of Unexercised In- the-Money Options at December 31, 2002(1)
	Exercisable	Unexercisable	Exercisable	Unexercisable
Brett M. Kingstone	60,000	—	—	—
Larry Calise	—	—	—	—

(1) The dollar values of any In-the-Money Options would be calculated by determining the difference between $1.99 per share, the closing bid price of common stock on December 31, 2002, and the exercise price of the stock options. “In-the-Money” stock options are options for which the exercise price is less than the market price of the underlying stock on a particular date. Neither Mr. Kingstone nor Mr. Calise currently have any In-the-Money options.

1994 Stock Option Plan

Super Vision’s employees, officers, directors and consultants or advisers are eligible to receive incentive stock options within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified stock options under our 1994 stock option plan (the “Plan”). The Plan, which expires in January 2004, is administered by the Stock Option Committee of the Board of Directors. There are 450,000 shares of our Class A common stock reserved for issuance under the Plan. The purposes of the Plan are to ensure the retention of existing executive personnel, key employees, directors, consultants and advisors who are expected to contribute to the future growth and success of Super Vision and to provide additional incentive by permitting such individuals to participate in the ownership of Super Vision. The criteria utilized by the Committee in granting options pursuant to the Plan are consistent with these purposes.

Options granted under the Plan may be either incentive options or non-qualified options. Incentive options granted under the Plan are exercisable for a period of up to 10 years from the date of grant. No options may be granted under the plan after January 2004. Options may be granted only to such employees, officers, directors, consultants and advisors as the committee shall select from time to time in its sole discretion, but only employees of Super Vision shall be eligible to receive incentive options.

An optionee may be granted more than one option under the Plan. The Committee will, in its discretion, determine (subject to the terms of the Plan) who will be granted options, the time or times at which options shall be granted, the number of shares subject to each option, whether the options are incentive options or non-qualified options, and the manner in which options may be exercised. In making such determination, consideration may be given to the value of the services rendered by the respective individuals, their present and potential contribution to the success of Super Vision and such other factors deemed relevant in accomplishing the purpose of the Plan.

The Plan may be amended or terminated by the Board of Directors at any time. Any amendment which would increase the aggregate number of shares of Class A common stock as to which options may be granted under the Plan, materially increase the benefits under the Plan, or modify the class of persons eligible to receive options under the Plan shall be subject to the approval of the stockholders of Super Vision. No amendment or termination may adversely affect any outstanding option without the written consent of the optionee.

Arrangements with Officers and Directors

On September 27, 1996, Super Vision entered into a lease agreement with Max King Realty, an entity controlled by Mr. Kingstone, our President, Chief Executive Officer and Chairman of the Board, for approximately 70,000 square feet of warehouse and office space. We began occupying this facility in August 1997. The lease term expires in June 2012. Rental payments for the year ended December 31, 2002 amounted to approximately $611,000. The lease agreement was approved by all of the disinterested directors of Super Vision, with Mr. Kingstone abstaining from the vote. At the time we entered into the lease agreement, based on then current economic conditions, the real estate market, and our prospects, we believed that the transaction was on terms, when taken as a whole, no less favorable to Super Vision than could generally be obtained from unaffiliated third parties.

On September 25, 1996, the Company entered into a Stock Purchase Agreement and a Distributorship Agreement with Hayward Industries, Inc (“Hayward”). Under the terms of the Distributorship Agreement as amended on January 10, 2000, Hayward acted as the exclusive, worldwide distributor for Super Vision in the pool, spa and hot tub market. Under the terms of the Stock Purchase Agreement, Hayward purchased 249,480 shares of Super Vision’s Class A common stock from Super Vision, at a price of $8.02 per share. In addition, Super Vision granted Hayward warrants for the purchase of up to 249,480 additional shares, at an exercise price of $8.02 per share. Vesting of the warrants was tied to achievement of minimum purchase commitments contained in the Distributorship Agreement. The warrants have a 10-year life and expire September 25, 2006. As of December 31, 2002, total vested warrants related to Hayward’s achievement of minimum purchase commitments were 149,688. The Kingstone Family Limited Partnership II, which is controlled by Brett Kingstone, our president, chairman of the board and chief executive officer, also granted Hayward an option to purchase up to 28,918 shares our Class A common stock that may be acquired upon exercise of warrants to purchase 289,187 shares of Class A common stock held by the partnership. These warrants will vest only if the partnership fully or partially exercises its warrant to purchase 289,187 shares of our Class A common stock. The warrants to purchase up to 28,918 shares have an exercise price equal to the “market value” of the underlying shares at the time of exercise.

On August 15, 2001, the Company reached an agreement with Hayward terminating Hayward’s exclusive distribution rights as of September 30, 2001. The agreement with Hayward allowed the Company to commence direct selling of its fiber optic lighting products in the swimming pool and spa market worldwide, except in the United States and Canada, as of August 15, 2001, and within the United States and Canada as of October 1, 2001. The Company has agreed to pay Hayward royalties on gross sales of fiber optic pool lighting products sold in the U.S. and Canada over a term of five years at the rate of 5% of gross sales in the first year, 3% in the second and third years and 2% in the fourth and fifth years with a $100,000 minimum payment due during each of the Company’s fiscal years ending December 31, 2002 and 2003. Pursuant to the agreement, Hayward also agreed to return certain fiber optic lighting products previously sold by the Company to Hayward and to return vested warrants covering 49,896 shares of the Company’s Class A common stock previously issued to Hayward all in exchange for $300,000 paid in December 2001. The settlement payment of $300,000 was allocated to the returned inventory at its fair market value of approximately $155,000, to the returned vested warrants at their fair market value on August 15, 2001, the measurement date, of approximately $43,000 and the approximately $102,000 balance of the settlement payment was recorded as a one-time charge to operations in December 2001. The inventory repurchased from Hayward represents the Company’s manufactured fiber optic lighting products, which had been directly purchased by Hayward from the Company on or after January 1, 2000 through September 30, 2001. The termination of Hayward’s exclusive distribution rights also released Hayward from any annual minimum inventory purchase commitments for 2001 and beyond. The shares underlying Hayward’s remaining warrants and other shares of the Company’s Class A common stock owned by Hayward are subject to certain registration rights. Hayward also has the right to designate one director to Super Vision’s Board of Directors. Hayward does not currently have a representative on the Company’s Board of Directors.

On November 23, 1998, we entered into a Stock Purchase Agreement with Cooper Lighting, Inc., a subsidiary of Cooper Industries, Inc. (a New York Stock Exchange company trading under the symbol

“CBE”) pursuant to which we sold Cooper 250,369 shares of our Class A common stock for a purchase price of $2,000,000. In addition, we entered into a distributorship agreement with two of Cooper’s subsidiaries pursuant to which they were granted certain exclusive distribution rights in the United States and Canada to market and sell our fiber optic lighting products in certain markets including the architectural market. Cooper was also granted a ten-year warrant to purchase an additional 250,369 shares of our Class A Common Stock at $8.02 per share. Vesting of this warrant was tied to Cooper’s achievement of certain annual minimum purchase commitments. Cooper did not meet its minimum purchase commitments. The Kingstone Family Limited Partnership II, which is controlled by Brett Kingstone, our president, chairman of the board and chief executive officer, also granted Cooper an option to purchase up to 28,918 shares our Class A common stock that may be acquired upon exercise of warrants to purchase 289,187 shares of Class A common stock held by the partnership. These warrants will vest only if the partnership fully or partially exercises its warrant to purchase 289,187 shares of our Class A common stock. The warrants to purchase up to 28,918 shares have an exercise price equal to the “market value” of the underlying shares at the time of exercise.

Effective July 10, 2000, Cooper notified the Company that Cooper did not meet its minimum purchase commitment for the year ended December 31, 1999 and would not meet its purchase commitment for the year ending December 31, 2000, and further advised the Company that Cooper will not make up the deficiencies pursuant to its option in the Distributorship Agreement to maintain its exclusive sales rights in the Territory’s Exclusive Market for the Company’s products. Upon this notification, the Company exercised its option to not excuse the deficiency and terminate Cooper’s exclusive rights to distribute, to market and to sell the Company’s products within the Territory’s Exclusive Market. Effective midnight on October 31, 2000, Cooper’s exclusive rights for sale of the Company’s products in the Territory’s Exclusive Market terminated. Cooper’s ten year warrant to purchase an additional 250,369 shares of Class A common stock of Super Vision at $8.02 per share based on achievement of minimum purchase commitments was also terminated midnight October 31, 2000. Cooper Lighting, Inc., also has the right to designate one director to Super Vision’s Board of Directors, and in January 1999, Cooper Lighting, Inc., appointed Fritz Zeck to the Board of Directors of Super Vision. For more information about Mr. Zeck, see “Proposal 1: Elect Six Directors”, below at pages 12 to 13.

Proposal 1: Elect Five Directors

The Board has nominated five directors for election at the Annual Meeting to serve until the 2004 Annual Meeting of Stockholders, or until their successors are elected and qualified. All nominees are currently directors of Super Vision.

If any of the nominees should become unavailable, your shares will be voted for a Board-approved substitute, or the Board may reduce the number of directors to be elected. If any director resigns, dies or is otherwise unable to serve out his term, or the Board increases the number of directors, the Board may fill the vacancy until the next annual meeting.

Brett M. Kingstone Chief Executive Officer, President and Chairman of Board of Directors Age 43

Mr. Kingstone is our founder. He has been employed by us in a senior executive capacity and has been chairman of the company’s board of directors since our formation in 1991. Since July 1999, Mr. Kingstone has been our Chairman of the Board, Chief Executive Officer and President. From November 1997 to July 1999, Mr. Kingstone served as our Chairman and Chief Executive Officer. From our inception to November 1997 he was Chairman, Chief Executive Officer and President. Since 1994 Mr. Kingstone has been the owner of Max King Realty Inc., a commercial real estate company. From October 1985 until January 1991, Mr. Kingstone served as an independent consultant in the area of fiber optic technology. Prior to that, from December 1988 until October 1985 until January 1991, Mr. Kingstone served as an independent consultant in the area of fiber optic technology.

Prior to that, from December 1988 until October 1989, he served as President of Fibermedia Corporation in Boulder, Colorado. From January 1984 to August 1985, he was a partner in Kingstone Prato, Inc., a venture capital partnership in Boulder, Colorado. From August 1981 through December 1983, he served as Vice President of Sales of Gekee Fiber Optics, Inc. in Palo Alto, California. Mr. Kingstone is a graduate of Stanford University and the author of two books – The Student Entrepreneur’s Guide (McGraw-Hill) and The Dynamos (John Wiley & Sons; Koksaido Press).

Edgar Protiva Director Age 63	Mr. Protiva became a director of Super Vision International in March 1994. From 1980 to present, Mr. Protiva has been engaged in merchant banking with K.C.L. Associates.

Brian McCann Director Age 37

Mr. McCann became a director of Super Vision in October 1995. Since 1998, Mr. McCann has held successive positions with ADVA Optical Networking, Inc., a manufacturer of optical networking systems used for high-speed telecommunication and enterprise networks. Currently, Mr. McCann is serving as Chief Marketing and Strategy Officer of ADVA Optical Networking, Inc. Previously, Mr. McCann held the positions of Chief Sales and Marketing Officer and founding President. ADVA Optical Networking, Inc., is the U.S. subsidiary of ADVA AG. From 1996 to 1998, Mr. McCann was the Vice President of North American Business Development for ADVA AG of Munich, Germany.

Anthony T. Castor III Director Age 51

Mr. Castor became a director of Super Vision in September 1996. Currently, Mr. Castor is an independent consultant. From early 2000 to 2002, Mr. Castor served as President, Chief Executive Officer and a Director of the Morgan Group, Inc., a specialty transportation company. Mr. Castor joined the Morgan Group in a turnaround capacity and during his tenure the primary assets of the company were divested prior to liquidating the remaining assets of the company. The Morgan Group filed a voluntary petition under Chapter 11 of the United States Bankruptcy Code in 2002. From January 1998 until January 2000, Mr. Castor served as President and Chief Executive Officer of Precision Industrial Corporation, a worldwide supplier of capital equipment for processing metal. From 1993 until 1997, Mr. Castor was the President and Chief Executive Officer of Hayward Industries, Inc., a worldwide supplier of pumps, filters, heaters and other accessories for the pool and spa industries as well as industrial filtration equipment. From 1987 to 1993, Mr. Castor was Corporate Vice President of Crompton & Knowles Corporation, a supplier of specialty chemicals and process equipment and President of its wholly-owned subsidiary, Ingredient Technology Corporation.

Fritz Zeck Director Age 62

Mr. Zeck became a director of Super Vision in January 1999. Since 1994, Mr. Zeck has served as President of Cooper Lighting, Inc., a manufacturer of lighting products. From 1985 until 1994, he served as Vice President of Sales for Cooper Lighting. Mr. Zeck joined Metalux in 1976 where he was Regional Sales Manager for the Central portion of the

United States. He founded Lumark Lighting in 1978, which was a division of Metalux. Mr. Zeck serves as Cooper Lighting’s designee to our Board of Directors.

THE BOARD RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION OF ALL FIVE

NOMINEES FOR DIRECTOR.

Proposal 2: Ratify Selection of Independent Auditors for 2003

We are asking you to ratify the Board’s selection of Gallogly, Fernandez & Riley LLP, certified public accountants, as independent auditors for fiscal year 2003. The Audit Committee recommended the selection of Gallogly, Fernandez & Riley LLP to the Board. Gallogly, Fernandez & Riley LLP has served as the independent auditors of Super Vision International since October 2001.

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF THE SELECTION OF

GALLOGLY, FERNANDEZ & RILEY LLP AS THE INDEPENDENT AUDITORS FOR SUPER

VISION.

INDEPENDENT PUBLIC ACCOUNTANTS

Audit Fees

Gallogly, Fernandez & Riley, LLP has billed the Company approximately $75,000 for the audit of the Company’s annual financial statements for the year ended December 31, 2002 and the reviews of the interim financial statements included in the Company’s Quarterly Reports on Form 10-QSB filed during the year ended December 31, 2002.

Financial Information Systems Design and Implementation Fees

The Company did not engage Gallogly, Fernandez & Riley, LLP to provide advice to the Company regarding financial information systems design and implementation during the year ended December 31, 2002.

All Other Fees

Gallogly, Fernandez & Riley, LLP has billed the Company approximately $7,000 for all professional services rendered by Gallogly, Fernandez & Riley, LLP (other than those covered above under “Audit Fees” and “Financial Information Systems Design and Implementation Fees”) during the year ended December 31, 2002. These fees represent compensation for corporate income tax compliance and global tax planning services.

The Audit Committee has determined that the services provided by Gallogly, Fernandez & Riley, LLP that were not directly related to the most recent audit are compatible with maintaining the principal accountant’s independence.

Representatives of Gallogly, Fernandez & Riley, LLP are expected to be present at the Annual Meeting. Those representatives will have the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Changes in Accountants.

On October 8, 2001, we engaged the accounting firm of Gallogly, Fernandez & Riley, LLP as our new independent public accountants and dismissed Ernst & Young LLP. The decision to change our accounting firm was approved by the audit committee of our Board of Directors and by our Board of Directors. During the fiscal years ended December 31, 2000 and 1999 and the subsequent interim reporting periods from the last audit date of December 31, 2000, through and including the termination date of October 8, 2001, there were no disagreements between us and Ernst & Young LLP on any matter of accounting principles or practices, financial statement disclosure, auditing scope or procedure, or any reportable events. The report of Ernst & Young LLP on the financial statements of the company for the two fiscal years ended December 31, 2000 and 1999, contained no adverse opinion or disclaimer of opinion and was not qualified or modified as to uncertainty, audit scope, or accounting principles.

We did not consult with Gallogly, Fernandez &, Riley, LLP during the two fiscal years ended December 31, 2000 and 1999 or during the subsequent interim reporting periods from the last audit date of December 31, 2000, through and including the termination date of October 8, 2001, on either the application of accounting principles or type of opinion Gallogly, Fernandez & Riley, LLP might issue on our financial statements.

We requested Ernst & Young LLP to furnish a letter addressed to the Securities and Exchange Commission stating whether Ernst & Young LLP agrees with the above statements made by us. A copy of this letter addressed to the Securities and Exchange Commission, dated October 10, 2001, is filed as Exhibit 16 to our Current Report on Form 8-K dated October 8, 2001.

AUDIT COMMITTEE REPORT

In connection with the preparation and filing of the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2002:

•	The Audit Committee reviewed and discussed the audited financial statements with management;

•	The Audit Committee discussed with the independent auditors the material required to be discussed by SAS 61; and

•	The Audit Committee reviewed the written disclosures and the letter from the independent auditors required by the Independence Standards Board Standard No. 1 and discussed with the auditors any relationships that may impact their objectivity and independence and satisfied itself as to the auditors’ independence.

•	The Audit Committee reviewed the non-audit services that were provided by Gallogly, Fernandez & Riley, LLP, including any services described under “Financial Information Systems Design and Implementation Fees,” and “All Other Fees,” above and considered whether the provision of such services was compatible with maintaining the principal accountants independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors of the Company that the audited financial statements be included in the Annual Report on Form 10-KSB for the year ended December 31, 2002.

Edgar Protiva

Anthony T. Castor III

OTHER MATTERS

Management does not know of any matters to be presented for action at the meeting other than the election of directors and the ratification of the independent auditors, as further described in the Notice of Annual Meeting of Stockholders. However, if any other matters come before the Annual Meeting, it is intended that the holders of the proxies will vote thereon in their discretion.

Information About Stockholder Proposals

Any stockholder who desires to present a proposal qualified for inclusion in our proxy materials relating to our 2004 Annual Meeting must forward the proposal to the Secretary at the address set forth below in time to arrive at our offices no later than December 18, 2003 This deadline will change in accordance with the rules and regulations promulgated by the Securities and Exchange Commission if the date of the 2004 Annual Meeting is 30 calendar days earlier or later than May 16, 2004. The notice provided by the stockholders must contain:

•	a complete and accurate description of the proposal;
•	a statement that the stockholder (or the stockholder’s legal representative) intends to attend the meeting and present the proposal and that the stockholder intends to hold of record securities entitled to vote at the meeting through the meeting date;
•	the stockholder’s name and address and the number of shares of our voting securities that the stockholder holds of record and beneficially as of the notice date; and
•	a complete and accurate description of any material interest of such stockholder in such proposal.

All stockholder proposals are subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended (regardless of whether included in the proxy materials), and applicable Delaware law.

If you wish to submit a stockholder proposal for the 2004 Annual Meeting of Stockholders or if you would like a copy of our Bylaws (without charge), please write to the Corporate Secretary, Super Vision, 8210 Presidents Drive, Orlando, Florida 32809.

By order of the Board of Directors,

Brett M. Kingstone, Chairman of the Board, President and Chief Executive Officer

April 16, 2003

SUPER VISION INTERNATIONAL, INC.

Proxy for 2003 Annual Meeting of Stockholders to be held on May 16, 2003

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Super Vision International, Inc. hereby constitutes and appoints Brett M. Kingstone, as attorney and proxy, with the power to appoint a substitute, and hereby authorizes him to represent and vote, as designated below, all of the shares of common stock of Super Vision which the undersigned is entitled to vote at the Annual Meeting of Stockholders of Super Vision to be held Friday, May 16, 2003, or at any and all adjournments or postponements thereof, with respect to the matters set forth below and described in the Notice of Annual Meeting of Stockholders and the Proxy Statement dated April 16, 2003.

Proposal 1:

To consider and act upon a proposal to elect Messrs. Brett M. Kingstone, Edgar Protiva, Brian McCann, Anthony Castor III and Fritz Zeck as directors to hold office for one-year terms or until their successors are elected and qualified.

☐ FOR ELECTION OF ALL NOMINEES (except as shown below) ☐ WITHHOLD AUTHORITY TO VOTE FOR ALL NOMINEES

Instruction: To withhold authority to vote for any individual nominee, strike through the nominee’s name below:

Brett M. Kingstone	Edgar Protiva	Brian McCann
Anthony Castor III	Fritz Zeck

Proposal 2:	To appoint Gallogly, Fernandez & Riley LLP as independent auditors for 2003.

	☐ FOR APPOINTMENT	☐ AGAINST APPOINTMENT	☐ ABSTAIN

Proposal 3.	In their discretion, the proxy is authorized to vote upon such other business as may properly come before the meeting or any and all adjournments thereof.

	☐ AUTHORIZED TO VOTE	☐ ABSTAIN

This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder(s). IF NO INDICATION IS MADE, THIS PROXY WILL BE VOTED “FOR” THE NOMINEES LISTED, FOR THE RATIFICATION OF THE APPOINTMENT OF THE INDEPENDENT AUDITORS, AND THE PROXY HOLDER WILL VOTE ON ANY MATTER UNDER PROPOSAL NO. 3 IN HIS DISCRETION AND IN HIS BEST JUDGMENT.

Please mark, date and sign exactly as your name appears on your stock certificate. When shares are held by joint tenants, both should sign. When signing as corporate officer, partner, attorney, executor, administrator, trustee or guardian, please specify your full title as such.

Dated:
Signature

Dated:
Signature if held jointly